EXHIBIT 99.2

Novelisnews

Novelis

Special Edition – Hindalco Acquisition Update

March 2007

About Hindalco Industries Limited

Hindalco Industries Limited, a flagship company of the Aditya Birla Group, is structured into two strategic businesses – Aluminum and Copper. From bauxite mining, alumina refining, aluminum smelting to downstream rolling, extrusions, foil and alloy wheels, Hindalco is Asia's largest integrated primary producer of aluminum and among the most cost-efficient producers globally. The Company also has the world's largest custom copper smelter at a single location.

Established in 1958, Hindalco commissioned its first aluminum facility in Renukoot in 1962. With an eye to build size and scale, Hindalco acquired a majority control in Indian Aluminium Company Limited (Indal), an Alcan company, in 2000. The Company currently enjoys a leadership position in its domestic markets in Speciality Aluminas and Hydrates as well as in Primary Aluminum and downstream semi-fabricated products. As a step towards expanding the market for value-added products and services, Hindalco has launched several brands in recent years. These include the *Aura* Aluminum Alloy Wheels for cars, *Everlast* Roofing Sheets and *Freshwrapp* and *Freshpakk* household foil for packaging.

In alignment with Novelis' strong commitment to environment, health and safety, all of Hindalco's plants are certified in ISO 9001 (quality), ISO 14001 (environment) and several are certified in OHSAS 18001 (the occupational health and safety award).

ADITYA BIRLA GROUP

Aditya Birla's *"A Thousand Suns"* Video

'Aditya' is the Hindi word for sun and the Company has incorporated this into their logo symbolizing 'The Rising Sun'. A 15-minute video, providing an overview of Aditya Birla and the Hindalco companies, is available on the Novelis intranet under "News" and then the "Acquisition by Hindalco" section.

About Aditya Birla Group

The Aditya Birla Group is India's first truly multinational corporation. With a global vision and strong set of values, the Group is a leading player in all of the sectors in which it operates. Among these are viscose staple fibre, non-ferrous metals, cement, viscose filament yarn, branded apparel, carbon black, chemicals, fertilizers, sponge iron, insulators, financial services, telecom, BPO (business process outsourcing) and IT services.

- US$12 billion conglomerate
- Market capitalization of US$20 billion
- 88,000 employees belonging to over 20 different nationalities
- Over 23% of revenues from its operations outside of India
- 74 state-of-the-art manufacturing and services units across India, Thailand, Laos, Indonesia, Philippines, Egypt, Canada, Australia, China, U.S., UK, Germany and Hungary.



Quick Facts on India

Geography: 3.29 million sq. km. (1.27 million sq. mi.). Capital – New Delhi.

Population: 1.1 billion; annual growth rate: 1.3%

Languages: Hindi, English, and 16 other official languages

Government: Federal republic; independence – August 15, 1947

Economy: GDP (Gross Domestic Product) FY 2005-2006 – $797 billion; real growth rate – 8.4%; per capita GDP – $761

Agriculture: 21% of GDP

Industry: 28% of GDP

Services and transportation: 51% of GDP

Major trade partners: U.S., China, EU, Russia, Japan

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